October 14, 2013

Dear Vuzix Shareholders,

I would like to thank you for your continued support and interest in Vuzix. We are entering an exciting period. In the next few weeks we plan to launch the M2000AR, our first commercial product using our proprietary waveguide technology. Soon after that we will introduce new digital versions of our Wrap Video Eyewear products, and in November we plan to launch our highly anticipated smart glasses M100. We are also pleased to announce that the M100 will have many new, previously undisclosed features and capabilities.

There have been significant positive changes at our Company and I am pleased to offer some insight into the progress we are making.

Opportunities Abound

As you know, Vuzix is a leader in the video eyewear and personal display segment of the wearable tech industry. We now find ourselves entering an exciting phase of industry growth as the new category of smart glasses is added to this burgeoning sector. This is an opportune time for Vuzix to launch and grow sales in the consumer and enterprise markets. In recent months there has been a tremendous amount of media interest and coverage of the wearable display/phone industry including Vuzix. Our products have been written up in *USA Today*, *Forbes*, *CNET*, *Wired*, *Scientific American*, and numerous technology publications. We've been invited to speak and present at several wearable tech and augmented reality conferences around the world. All this market excitement is focused on wearable computers and displays, which IMS Research projects will generate $6 Billion in sales by 2016. According to ABI Research, 485 million wearable computing devices are expected to sell annually by 2018 with the smart glasses expected to account for 75 million of that total.



M100 Smart Glasses for Android or Apple phones

At the 2013 Consumer Electronics Show (CES) we introduced the smart glasses M100. Like a smart phone but wearable, the M100 is our first wearable smart glasses. Along with winning the Best of Innovations award for smart phone accessories at CES, our M100 smart glasses were the talk of the show. Worn like a hands-free Bluetooth headset, the M100 is a fully functioning Android-based computer with WiFi, Bluetooth, GPS, motion sensors, HD camera, voice recognition and wearable display that allows the user to enhance the real world with geospatially accurate information from its onboard memory or the internet. This is ideal for augmented reality (AR) that is expected to account for over 2.5 billion applications being installed on phones each year by 2017 according to Juniper Research. Global technology leaders including SAP, NTT DOCOMO, Metaio and many others are currently developing AR apps specifically designed to run on the M100. Today we believe Vuzix is the world's leader in wearable AR display systems and the M100 is the first in a series of new AR smart glasses that Vuzix will be introducing this year and

into 2014. It is exciting to see the M100 getting ready for launch and we will be announcing some wonderful features that will give Vuzix smart glasses a bigger step up from the competition.


M100 Smart Glasses

Some of the largest technology companies in the world, including Google, have announced plans to launch products and software into this market. We welcome them as their participation reinforces our vision that wearable technology, and more specifically smart glasses, will represent a large growth segment of the technology market. We would like to point out we have been building and selling wearable computers since 2004, including monocular displays, long before any of today's potential competitors. The M100 is directed at the prosumer and industrial space with features that match their unique requirements. This is unlike the consumer centric focus of Google's product and its resulting limitations. The spotlight is on the huge market opportunity here, and there may be many players entering this market. We feel that our proven technologies, IP portfolio, 15-plus year history in optics and wearable computing, and most importantly our products' features and benefits, position us well for success.

The Vuzix brand and our strategic partnerships with global technology industry leaders have us at the forefront of this space. As an example, our partner in Japan, NTT Docomo, introduced the M100 smart glasses in Japan at the recent CEATEC tradeshow to great fanfare with lines as long as 90 minutes waiting to experience the M100 during the entire 5 day event.


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Vuzix M100 Smart Glasses Introduced by NTT Docomo at CEATEC Japan

Significant Recent Corporate Events

Management has spent much of the last two years restructuring and recapitalizing the Company. The first major event was the divestiture of our defense division in June 2012. A strategic decision was made to sell these defense assets to reduce debt levels and focus our product development efforts in the commercial sectors. We continue to conduct specialized government funded R&D on our advanced waveguide optics and display engines only, with research agencies like DARPA, the Army's Night Vision labs, and U.S. Naval Research Laboratory. The

military has a long history of funding technologies that then go mainstream, often becoming successful products and services in the mass market.

Well over $35 million has been invested into the development of Vuzix and our technology. This is inclusive of the support of U.S. Government defense funding in our technologies to date and we feel this has resulted in a portfolio of technologies representing the integration of the most advanced mobile computing and personal display equipment delivered through form factors that are user-friendly and robust.

In early August we completed a public offering where $8 million was raised, netting the Company $6.7 million after direct offering costs and expenses. $2.1 million of these proceeds were used to repay debts, further strengthening our balance sheet. Simultaneous with the closing, a total of $4 million in term debt was converted into common shares and warrants, on the same basis of the public offering. I would like to point out that both our CFO, Grant Russell, and I accounted for nearly $2 million of these debt conversions.

Together, these events were all about allowing Vuzix to further unlock the value of our technologies, and focus corporate know-how for the benefit of our shareholders and consumers. The Company now has operating cash, positive stockholders' equity and is virtually debt free with all of the Company's assets owned first by its shareholders. With management's significant ownership, we are focused on, and committed to creating value and driving the growth of Vuzix for all its shareholders.

Well Established Robust IP Portfolio

Vuzix currently has 48 patents issued and pending worldwide that position us as a technology leader in this space. We have been active in the wearable computing space longer than almost any other company in the world. Our technology is now at a point where it has wider consumer application and appeal. We are committed to continued innovation, and we will seek to patent ongoing inventions that address significant and growing market categories for consumer, enterprise, and medical products. As the wearable computing and display device market grows, our patents should inherently become more valuable and we will defend our IP should the need arise.



Smart Glasses Using Vuzix Advanced Optics

Product Introductions

As a leader in this fast developing smart glasses space, we are about to embark on a dynamic and exciting phase of our corporate evolution. This November Vuzix will start to roll out a series of smart glasses to the commercial and industrial markets. Our M100 is the first in the smart glasses series incorporating a powerful microcomputer running the Android operating system. The market's enthusiasm for this new device, since its CES unveiling, has been tremendous and we have already won multiple awards and accolades from the press. This model's design is focused on commercial and prosumer markets. The M100 will work with many thousands of existing Android applications out-of-the-box and many new applications are already in development that take advantage of the wearable configuration which we believe will be even more exciting and potentially game changing. Thousands of market entrants have registered as Vuzix software developers. Many are developing new apps specifically for the smart glasses M100 and we have seen significant interest in high value medical and industrial markets. As

previously announced, the interest has been so strong that we have sold out of the allotment of Gold software developer kits, priced at $7500 per unit.

We have also developed several new augmented reality glasses that will soon launch to serve the industrial and enterprise markets. Currently our STAR AR glasses line is being used by top researchers around the world to build the applications of tomorrow. Based on our knowledge, we believe it has sold more units than any other AR product in its category. We are also about to launch our first waveguide-based AR monocular for the industrial space, the M2000AR. This new product will utilize our advanced waveguide technology, developed with the support of U.S. Government defense research partners, and will be the first of many new planned products that will take advantage of this new 1.4 mm thin optics technology. We see waveguide technology as a paradigm shift in the available optics technology for wearable displays and one that is needed to finally deliver fashionable smart glasses to the market. The fact that Vuzix is shipping a real commercial solution around this technology is a strong statement regarding the development of waveguide technology at Vuzix and its ability to be commercialized.



Waveguide Based Industrial AR Glasses

Our product development pipeline remains active and the advances we are making with our waveguide technology are extremely positive. Several senior optical, software and electronics engineers have been added to our team to further speed up and expand our core competencies in these key areas. As stated earlier, we feel that smart glasses based on our waveguide optics, HD resolutions, and a binocular glass-like form factor are critical to successful market adoption. As a result, we are focusing our development efforts there. The first half of 2014 should see several new product announcements based on these efforts. We hope to roll out the first of these products at CES in early January 2014.

<u>Global Distribution and Sales Channels</u>

We currently have offices in the United States, United Kingdom and Japan. We have expanded the sales channels for our products worldwide through distributors in over 50 countries. Vuzix' existing video eyewear products are or have been sold by recognized brand name retailers including Macy's, Brookstone, Amazon, SkyMall, and Apple.com. We are also in early discussions with several original equipment manufacturers (OEMs) that are interested in having Vuzix develop and manufacture private labeled smart glasses for them and/or to sell them the critical advanced optics and display engines needed for their smart glasses offerings (Powered by Vuzix). As part of the later outreach we recently hired a VP of Business Development whose past industry knowledge and experience is already proving to be very fruitful.

<u>Corporate Evolution</u>

As we begin rolling out these new products and new technologies, we expect to expand our capital base through revenue generation and the anticipation of future positive cash flows from operations. We currently meet several, but not all, of the criteria required to uplist onto a major national exchange and we believe we are on a

path to meet more of those requirements following the anticipated successful launch of our wearable tech products. Overall we are highly confident that our anticipated growth will lead to increasing shareholder value.

We have retained the firm IRTH Communications to assist us through strategic consulting and communications. They will be focusing efforts on increasing the exposure of Vuzix to investors as we grow and introduce new products and lines of revenue. We encourage our shareholders to reach out to them with any questions they may have.

I would like to conclude by again thanking you all for your support over the years and remind you to keep an eye out for the launch of many innovative leading-edge products from Vuzix!

Best Regards,

Paul J Travers
President and CEO
Vuzix Corporation